EXHIBIT 99.1

STRATA Skin Sciences Announces CFO Transition

Horsham, PA, October 4, 2021- STRATA Skin Sciences, Inc. (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, today announced that Mr. Christopher Lesovitz, STRATA's current Controller, has been named chief financial officer. He succeeds Matthew Hill, who has decided to leave effective Oct 15, 2021 to pursue a new opportunity. Mr. Lesovitz will assume the role of chief financial officer effective Oct 16.

Since July 11, 2021, Mr. Lesovitz has served as the Company’s Controller. Previously, he led the finance department at Encore Dermatology, Inc., a fully integrated dermatology company. Prior to that, Mr. Lesovitz held various finance roles with Iroko Pharmaceuticals, LLC, a pharmaceutical company specializing in pain management, serving as its Assistant Controller and as its Senior Accounting Manager. Mr. Lesovitz received his Bachelor of Science in accounting from Villanova University in 2004. Additionally, Mr. Lesovitz is a Certified Public Accountant (CPA) in the Commonwealth of Pennsylvania.

Bob Moccia, STRATA’s CEO, stated, “Chris has already become an integral member of our finance team and I look forward to working closely beside him as he steps into his new role of CFO. Having previously worked with Chris at Encore Dermatology, where he successfully led the financial organization, we were delighted to add him to the STRATA team. His recent experience with the Company through our last earnings cycle,  as well as in the dermatology space, will prove to be invaluable as we continue to grow our footprint and drive value to our stakeholders.”

Mr. Moccia added, “With Chris’ impending promotion, the Company will immediately initiate a search for a new controller.”

“On behalf of the STRATA team, I want to thank Matt for his nearly three and a half years at the Company and his many contributions, including the completion of our most recent financing, announced today, as well as his instrumental role in our recent acquisition of the U.S. Dermatology business of Ra Medical Systems. We wish Matt well in his future endeavors,” concluded Mr. Moccia.

Financing Agreement
In an 8-K filed today, STRATA announced that it has completed an $8 million financing with MidCap Financial Trust (“MidCap”). Under the terms of the agreement, the Company entered into a credit and security agreement with MidCap. The MidCap Credit Agreement provides for a senior secured term loan facility of $8.0 million, of which the full amount was drawn by the Company on September 30, 2021. Borrowings under the MidCap Credit Agreement bear interest at a rate per annum equal to LIBOR (with a LIBOR floor rate of 0.50%) plus 7.50%.

In connection with entering into the MidCap Credit Agreement, STRATA paid $7.275 million, plus interest due, on its loan with Israel Discount Bank of New York (“IDBNY”) and in satisfaction of the Assignment and Pledge of Time Deposit with IDBNY. The Company also paid $500,000, plus interest, satisfying its obligations under its loan from the United States Small Business Administration pursuant to its Economic Injury Disaster Loan assistance program.

About STRATA Skin Sciences, Inc.
STRATA Skin Sciences is a medical technology company in dermatology dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions. Its products include the XTRAC® and now Pharos® excimer lasers and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions.

The Company’s proprietary XTRAC and recently acquired Pharos excimer lasers deliver a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma, diseases which impact over 31 million patients in the United States alone.

STRATA’s unique business model leverages targeted Direct to Consumer (DTC) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company’s partner dermatology clinics.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to generate the growth in its core business, the Company’s ability to develop social media marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions or supply chain interruptions resulting from the coronavirus and political factors or conditions affecting the Company and the medical device industry in general, future responses to and effects of COVID-19 pandemic and its variants including the distribution and effectiveness of the COVID-19 vaccines, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contacts:

Leigh Salvo
(415) 937-5404
ir@strataskin.com